Exhibit 99.1

Sino Agro Food, Inc. Reports Q2 2017 Results

Positive USD .03 EPS Despite Transition and Headwinds

Advances Strategic Relationships; Adjusts Cap Ex Strategy

August 13, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, announces results for the quarter ending June 30, 2017.

Revenue

Results reflect the carve-out of aquaculture operations announced March 2, 2017. Income from Sino Agro’s 36.6% interest in the carved-out company, Tri-Way Industries Ltd. is reported as “share of income from unconsolidated equity investee.” Revenue from the sale of goods from the former aquaculture business segment is no longer reported.

Stripping out discontinued aquaculture revenue from Q2 2016, revenue from the sale of goods decreased USD 18.7M, or 28%, to USD 47.7M for the quarter ended June 30, 2017 year over year. Contrasted to Q1 2017, revenue decreased 17%.

Business Segment Overview

Negative Comparisons (vs. Q2 2016)

•	Integrated Cattle (SJAP)

The combined results of SJAP (including QZH) in Q2 2017 decreased in sales revenue by $18 million, and gross profit by $7.4 million

•	Manufacturing and Sales of Organic Fertilizer (HSA)

Q2 2017 revenues decreased by $4.2M; gross profit decreased by $1.84M

•	Plantation Division (JHST)

Q2 2017’s revenues decreased by $4.7M; gross profit decreased by $2.7M

•	Import and Export -- beef only (Corporate Division)

Q2 2017’s revenues decreased by $3.7M; gross profit decreased by $0.42M

•	Engineering Technology, Consulting and Services (Project Development)

Q2 2017’s revenues decreased by $19.3M; gross profit by $5.8M

Positive Comparisons (vs. Q2 2016)

•	Cattle Farm (MEIJI)

Q2 2017’s revenues increased by $0.3 M; gross profits increased by 0$0.72M

•	Import and Export -- seafood only (Corporate Division)

Q2 2017’s revenues increased by $2.3M; gross profits increased by $0.18M

SIAF’s On-going Strategy

Integrated Cattle (SJAP)

As reported last quarter, the Xining government engaged SJAP in discussions aimed to help the cattle and beef industry and promote economic development in the district, which boasts annual production of over four million head of cattle. SJAP was selected as the lead company to coordinate and carry out sweeping long-term regional plans.

This also reflects the local government’s realization of the serious situation the cattle industry faces in the region, and is looking at various options to assist while waiting and working with the Central Government to produce a concrete revitalized plan to rebuild the industry.

The Company’s plan in the interim is to:

•	restrict capital spending and to reserve its cash as much as possible to buy enough time while working through the interim planning process until such time as the Central and Local Government’s revitalization plan is adopted and implemented,

•	continue limiting operations of the adversely affected aspects of its business,

•	continue discussions with other operators in wholesaling, logistics, value added processing, general trading, etc. to negotiate an overall plan/solution in line with the government’s strategic plan, and,

•	supplant Australian beef imports with those from the USA that offer comparatively better value in price, quality, and selection

As previously noted, decisions are to be governed by stricter discipline on return on capital employed (“ROCE”) in support of SJAP’s advised carve-out and spinoff plans.

SJAP is fortunate to enjoy excellent working relationships with various government agencies. These private company/state agency relationships are perhaps more important in China than in western countries. For instance, SJAP has successfully created a local cooperative farmer network mutually beneficial for many years. Indeed, it is still viable; albeit, severely more challenging with the influx of highly competitive imported beef due to relaxed import restrictions.

Government agencies recognize the mutual benefit of public/private cooperation. Support for the beef industry awaits a full assessment of forces to determine market equilibrium, before likely indicating a proper and effective stimulation to be supplied to local markets in the interest of all parties.

Organic Fertilizer (HSA)

Plans to adapt to changing market conditions at HSA have been formulated with the restriction of incurring any further capital expenditure until available through self-generated cash flow. Sales are anticipated to pick up from Q3 2017 after completion of the retrofit of its production plant. Profits are intended to increase from this quarter onward, eventually exceeding past performance once raw material is in adequate supply, targeting sometime during Q4 2017.

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Plantation (JHST)

There is no easy solution when disease sets in, except to replant the whole plantation with a new breed of disease-resistant HU plants that are currently available in China. However, the Company plans to restrict capital expenditure for the time being until such time as SIAF’s cash position becomes strong enough to consider future capital expenditure plans and direction.

In the meantime, JHST will plan on growing seasonal cash crops that exhibit stable markets and steady prices to maintain its plantation operation for the remainder of this year until its able to consider various available options. The Company is confident in finding the appropriate solution.

Import and Export (Corporate)

The company projects that by sometime in Q4 2017 imported beef from the U.S. should find its footing in the China market, providing a better guideline to importers overall and helping to determine an appropriate direction.

In the interim, China is short in seafood supply with demand increasing each year. It is projected that China will become a negative importing country with a shortfall of over tens of millions of metric tons (“MMT”)/year within the next decade based on its current consumption of over 50 MMT/year. The current shortfall is running at some 6-7 MMT/year. In this respect, the locally grown seafood and imported seafood trade has strong potential to increase the Company’s sales revenue and profits, such that the plan is to increase import seafood trading starting in Q3 (to include frozen seafood), helping to offset some of the overall revenue decline Q2.

Engineering Technology, Consulting and Services (Project Development)

Revenue and profit from this segment is expected to resume, returning to normal levels and above, once Tri-way secures its intended debt financing.

In the interim, CA has been exploring opportunities in Southeast Asia (i.e. India, Vietnam, Indonesia, Malaysia and other countries) with the aim to turn into a global operator outside of China. Since this is at an early stage, the Company is not in a position to provide a timeframe or potential chance of success. However, the Company can report that it has made progress in this area, and intends to provide updates as they occur throughout the remainder of this year.

Triway’s COSO Exercises

Progress updates in this arena will continue over the coming weeks.

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Sequential Comparison, Continuing Operations, Sale of Goods:

The Company achieved the following results, comparing the second quarter of 2017 to the first quarter of 2017:

(USD M, except per share and margin data)	Q2 ‘17	Q1 ‘17%
Revenue	47.7	57.4	(17)
Gross Profit	6.5	10.0	(35)
Gross Profit Margin	13.6%	17.4%	(3.8)
Earnings Per Diluted Share (FD) (USD) – from continuing and discontinued operations	.03	.36	(94)

Other Key Points

•	Q2 2017 income from unconsolidated equity investment was USD 1.3M. This figure was based on a 23.8% equity interest in Tri-way, prior to registration and finalization of SIAF’s effective 36.6% interest, along with corresponding adjustments within the coming Q3 quarter, wherein some debt repayment by Tri-way to SIAF will assist in improving SIAF’s cash flow starting from Q3 2017.

•	As of June 30 2017, the Company had net working capital of USD 313.9M, a quarterly increase of USD 16.4M.

•	Stockholders’ equity increased in the quarter by USD 15.5M to USD 629.9M or USD 24.99 per share, based on the weighted average number of fully diluted outstanding shares in the quarter.

CEO Commentary

Sino Agro Food’s Chairman and CEO Solomon Lee addressed the second quarter results and 2017 outlook:

“The Company is confident that we will see a rebound in the remainder of 2017. On a more strategic front, in consultation with our partners and advisors, the aim is to prudently address the spectrum of external agricultural market conditions to facilitate our carve-out and spinoff exercises, some of which are well underway.”

“The growth in demand for seafood in China is set to rise to 39kg per capita in 2020. Whereas the Chinese seafood industry is heavily challenged by sea pollution and overfishing of wild fish, Tri-way’s sustainable production environment produces healthy, safe and sustainable seafood all year round. Moreover, it produces premium quality seafood that can yield higher margins than competitors. We are encouraged by our business plan and the macro-trends that support our belief in this strategy. To further this strategy while minimizing risks and ensuring the long-term sustainability of its business model, Tri-way has decided to focus its near-term goals on securing financing to support the execution of this business plan before proceeding.

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“Tri-way continues to make meaningful progress toward securing this financing to develop its infrastructure and grow the business. Recent achievements include the granting of a credit facility of RMB 100 million with the Agricultural Bank of China (“ABC”), the world’s third largest bank based on reported assets, and being assigned the strongest credit rating, 5A-1, from Dun & Bradstreet, a reputable business services company headquartered in the U.S.A. These milestones confirm Tri-way’s credit worthiness, clean balance sheet, and its risk averse approach, all of which support our confidence in Tri-way’s ability to secure additional financing to complete the build out of Aquafarm 4 and to commence the construction of Aquafarm 5.

“Moving onto our beef sales, we experienced a decline in sales this quarter due to a shift in market demand toward newer sources of imported beef. We adapted to the influx of Australian beef by importing it to the Shanghai Distribution Center, and in Xining for value added processing. Now, new imports offer a further competition, offering us the same opportunities to embrace, after a transitional period.

“Having previously identified the trend of imported beef, we have been transitioning toward premium domestic beef, while maintaining the farmer’s cooperative model, which promotes several missions. While we expect short-term headwinds related to increased competition from international beef farmers to impact sales, we are confident in our long-term strategy. We are fortunate to enjoy excellent working relationships with various government agencies, with which we are currently discussing new means to accomplish our mission, without SJAP having to continue businesses made unprofitable by the relaxation of import restrictions. These private company/state agency relationships hold greater significance in China than in western countries, and we are proud to have established a positive working relationship with the Xining Government in an effort to support our growth strategy.

“During the quarter we also implemented several initiatives aimed at improving financial discipline across the business to support a sustainable and cost-efficient business model, such as concentrating on increasing free cash flow at Tri-way by optimizing operations at each aquafarm in terms of product mix and APRAS performance, and retrofitting HSA’s second production plant’s fertilizer processor to adapt to poultry.

“I would like to thank our loyal shareholders as we implement these steps and work through this transition period toward building long-term value at the Company.”

Q2 2017 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the Q2 2017 Interim Report posted to the Company website at http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_Q2-2017-Interim-Report.pdf

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Earnings Call Information

The Company will host an earnings call on Thursday, August 31, 2017 at 10:00 AM EDT/4:00 PM CET to discuss quarterly financial results.

Please submit questions by email to info@sinoagrofood.com. These will be organized and answered on the call.

To listen to the conference call please use the following information:

SIAF Q2 2017 Results Call Information
Date: August 31, 2017	Time: 10:00 AM, EDT/16:00 PM CET
Participant Dialing Instructions:
SE: +46 8 5059 63 06	UK: +44 203 139 48 30
NO: +47 23 50 05 59	CN: +86 400 681 54 21
US: +1 (866) 928-7517
Conference Pincode 75442190# The earnings call will also be available over the web. To access, click the following link: Sino Agro Q2 2017 Earnings Call

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

mailto:info-se@sinoagrofood.com

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